Exhibit 10.38

AGREEMENT TO ACQUIRE AND CHARTER

Dated as of December 30, 2002

by and among

TTC TRUST, LTD., a Connecticut statutory trust,

Shipowner

GENERAL ELECTRIC CAPITAL CORPORATION,

Initial Owner Participant

TECO BARGE LINE, INC.,

Seller and Charterer

TECO OCEAN SHIPPING, INC.,

Seller and Charterer

TECO ENERGY, INC.,

Guarantor

and

TECO TRANSPORT CORPORATION,

Guarantor

Lease Financing of United States Flag Vessels

TABLE OF CONTENTS

		Page
ARTICLE I	DEFINITIONS	2

ARTICLE II	DEMISE CHARTER OF VESSELS; PAYMENT OF LESSOR'S COST	2

ARTICLE III	CONDITIONS TO OBLIGATIONS OF OWNER PARTICIPANT AND SHIPOWNER	3

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	8

ARTICLE V	COVENANTS	13

ARTICLE VI	EVENTS OF DEFAULT	20

ARTICLE VII	EXPENSES	22

ARTICLE VIII	TRANSFER OF TRUSTEE'S AND OWNER PARTICIPANT'S INTEREST	22

ARTICLE IX	MISCELLANEOUS	24

SCHEDULE A	Definitions

SCHEDULE 1	Sellers' Payment Instructions

SCHEDULE 2	Lessor's Cost

EXHIBIT A-1	Form of Opinion of Sheila M. McDevitt, In-House Counsel to the Charterers and Guarantors

EXHIBIT A-2	Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, Maritime Counsel to the Charterer

EXHIBIT A-3	Form of Opinion of Thompson Coburn LLP, Special Maritime Counsel to Fleet Capital Corporation

EXHIBIT A-4	Form of Opinion of Shipman & Goodwin LLP, Special Counsel to the Trust Company

EXHIBIT B	Form of Certificate of Delivery and Acceptance

AGREEMENT TO ACQUIRE AND CHARTER

AGREEMENT TO ACQUIRE AND CHARTER, dated as of December 30, 2002, by and among STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, in its individual capacity only as expressly stated herein and otherwise solely as Trustee of TTC TRUST, LTD., a Connecticut statutory trust (the “Shipowner”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Initial Owner Participant”), TECO OCEAN SHIPPING, INC. and TECO BARGE LINE, INC, each a Florida corporation (as sellers of the Vessels, the “Seller” or “Sellers”; and as demise charterers of the Vessels, the “Charterer” or “Charterers”), TECO ENERGY, INC. and TECO TRANSPORT CORPORATION, each a Florida corporation (each a “Guarantor” and collectively the “Guarantors”; the Charterers and the Guarantors being hereinafter sometimes collectively referred to as the “Obligors”).

WHEREAS, capitalized terms used herein are defined as provided in Article I below;

WHEREAS, Sellers are the owners of the Vessels;

WHEREAS, to provide for the acquisition and charter of the Vessels by the Trust, as Shipowner, Initial Owner Participant and the Trust Company have entered into the Trust Agreement;

WHEREAS, Sellers propose to sell and deliver, and Initial Owner Participant proposes to purchase and take delivery of, the Vessels, and concurrently with such purchase and delivery Initial Owner Participant proposes to contribute and sell, and the Shipowner proposes to receive, purchase and take delivery of, the Vessels, and the Shipowner and the Charterers have agreed to execute and deliver Demise Charters of the Vessels and the Charterers have agreed to accept delivery of the Vessels under the Demise Charters, all subject to, and on the terms and conditions herein and in the other Transaction Documents set forth;

WHEREAS, to induce Initial Owner Participant to purchase, and to cause the Shipowner to acquire the Vessels and charter the Vessels to the Charterers, the Charterers will also enter into the Tax Indemnity Agreements and the Assignments, and the Guarantors will enter into the Guarantee, all in favor of the Shipowner for the benefit of the Owner Participant or in the favor of the Owner Participant directly, and the other Transaction Documents will be executed and delivered by the respective parties thereto;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Unless otherwise defined herein and unless the context shall otherwise require, capitalized terms used herein shall have the respective meanings assigned thereto in Schedule A attached to this Agreement and made a part hereof for all purposes hereof (such definitions to be equally applicable to both the singular and the plural forms of the terms defined).

ARTICLE II

DEMISE CHARTER OF VESSELS;

PAYMENT OF LESSOR’S COST

SECTION 2.1. Payment of Lessor’s Cost. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties contained herein or made pursuant hereto, on the Closing Date, Initial Owner Participant will make payments in accordance with Section 2.3 for the Vessels initially acquired by it and contributed and sold to the Shipowner for charter to Charterers as provided in this Agreement, in an aggregate amount equal to the sum of the Lessor’s Cost of each Vessel; provided, however, that the aggregate amount paid by Owner Participant pursuant to this Section 2.1 and Section 2.3 shall not exceed $60,000,000.

SECTION 2.2. Closings. All documents and instruments required to be delivered on the Closing Date pursuant to this Agreement shall be delivered at the offices of Ober, Kaler, Grimes & Shriver, A Professional Corporation, 120 E. Baltimore Street, Baltimore, Maryland 21202, special counsel to Owner Participant, or at such other location as may be determined by counsel for Owner Participant.

SECTION 2.3. Application of Funds. On the Closing Date, payment of Lessor’s Cost for each Vessel shall be made by the Initial Owner Participant by wire transfer of immediately available funds to the account of the applicable Seller as specified in Schedule 1.

SECTION 2.4. Agreement to Charter. Subject to the terms and conditions set forth in this Section and in Article III, the Shipowner agrees to acquire and demise charter to the Charterers, and the Charterers agree to demise charter from the Shipowner, the Vessels, such deliveries and acceptances to be evidenced by the Certificates of Delivery and Acceptance.

SECTION 2.5. Delivery; Inspection and Acceptance. The Initial Owner Participant and Shipowner each hereby appoints each of the Charterers as the authorized agent of the Initial Owner Participant and Shipowner to inspect and accept delivery of the applicable Vessels by Initial Owner Participant from Sellers and by Shipowner from Initial

Owner Participant, respectively, hereunder and under the Demise Charters for all purposes thereof. The Charterers shall cause one or more authorized representatives of the Charterers to inspect each Vessel upon delivery thereof to the Charterers and, if such Vessel is found to be in good order, to accept such Vessel as aforesaid; provided, however, that the Charterers shall not be authorized to accept any Vessel on behalf of the Initial Owner Participant and/or the Shipowner unless the conditions precedent set forth in Sections 3.1 and 3.2 shall have been satisfied at or prior to such acceptance. Acceptance by each of the Charterers of the applicable Vessels in accordance with this Agreement shall, without further act, constitute (a) delivery by the Shipowner to each Charterer of the applicable Vessels under the applicable Demise Charter, and (b) irrevocable acceptance by each Charterer of the applicable Vessels for charter to such Charterer under, and otherwise for all purposes of, the applicable Demise Charter. If any Vessel is found by the Charterers not to be in good order, the Charterers shall not accept such Vessel on behalf of the Initial Owner Participant or the Shipowner under and in accordance with the terms hereof.

SECTION 2.6. Revocation of Authority. If any Event of Default shall have occurred and be continuing, the Shipowner may revoke the appointment and authorization of the Charterers to accept the Vessels by Notice to the Charterers.

SECTION 2.7. Owner Participant Direction. Initial Owner Participant confirms that the payment of the Lessor’s Cost for each of the Vessels in accordance with Section 2.1 constitutes, without further act (unless otherwise instructed by the Initial Owner Participant), authorization and direction by the Owner Participant to the Shipowner to take the actions specified in Section 4.1 of the Trust Agreement.

ARTICLE III

CONDITIONS TO OBLIGATIONS OF

OWNER PARTICIPANT AND SHIPOWNER

SECTION 3.1. Conditions with Respect to Closing Date. It is a condition precedent to the obligation of Owner Participant to advance funds to acquire the Vessels and to the occurrence of the Closing Date hereunder that all the following conditions shall have been fulfilled to Owner Participant’s satisfaction on or before the Closing Date:

(a) Due Authorization, etc. All the Transaction Documents to which each of the Obligors is or will be a party shall have been duly authorized by the relevant Obligor. This Agreement, the Demise Charters, the Tax Indemnity Agreements, the Guarantee, the Assignments, and each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date, and an executed counterpart of each shall have been delivered to the Shipowner.

(b) Certain Closing Documents. Owner Participant shall have received the following, in each case in form and substance satisfactory to it:

(i) a copy of (A) the constitutive documents of each Charterer, including the articles or certificate of incorporation and bylaws, certified by an appropriate officer of such Charterer on the Closing Date; (B) the resolutions of the Board of Directors of each Charterer authorizing the execution, delivery and performance by such Charterer of the Transaction Documents to which it is a party, certified by an appropriate officer of such Charterer on the Closing Date; and (C) an incumbency certificate as to the individual or individuals executing and delivering such instruments or any other instruments delivered or to be delivered in connection with the transactions contemplated by such Transaction Documents on behalf of such Charterer;

(ii) a copy of (A) the constitutive documents of each Guarantor, including the articles or certificate of incorporation and bylaws, certified by an appropriate officer of such Guarantor on the Closing Date; (B) the resolutions of the Board of Directors of each Guarantor authorizing the execution, delivery and performance by such Guarantor of the Transaction Documents to which it is a party, certified by the Secretary or an Assistant Secretary of such Guarantor on the Closing Date; and (C) an incumbency certificate as to the individual or individuals executing and delivering such instruments or any other instruments delivered or to be delivered in connection with the transactions contemplated by such Transaction Documents on behalf of such Guarantor;

(iii) any and all documentation required to be delivered to the Shipowner pursuant to Article 9 of each Demise Charter respecting insurance, including cover notes, certificates of insurance, amendments to policies or entries naming the Shipowner as an additional insured, and, where appropriate, loss payee, evidence of innocent owner’s protection insurance in respect of all insurances required pursuant to said Article 9, and a written report of each Charterer’s marine insurance broker with respect to the insurance carried with respect to the Vessels and the operation thereof and stating in effect that such insurance complies in all respects with the requirements of said Article 9, and, as soon as possible after the Closing Date, a copy of all policies evidencing the underlying coverage referred to in said cover notes or in said reports of the Charterers’ brokers;

(iv) certificates evidencing the good standing or legal existence, as applicable, of each Obligor;

(v) certificates of the chief financial officer, in the case of each Guarantor, and the Vice President-Controller, in the case of each Charterer, confirming as of the Closing Date the matters referred to in Section 4.1(c);

(vi) the financial statements referred to in Section 4.1(d) certified by the chief financial officer of each Guarantor and confirming to be true the matters referred to in clause (ii) of Section 4.1(d); and

(vii) such other documents and evidence with respect to each Obligor as Owner Participant may reasonably request in connection with the consummation of the transactions contemplated by the Transaction Documents, and the taking of all corporate proceedings in connection therewith and compliance with the conditions set forth in this Section 3.1.

(c) Consents; Approvals, etc. All approvals and consents of any trustees or holders of any indebtedness or obligations of any Obligor that are required in connection with any transactions contemplated by this Agreement or any of the other Transaction Documents shall have been duly obtained, and copies thereof, in form and substance satisfactory to Owner Participant, shall have been delivered to Owner Participant. The execution and delivery of this Agreement and any Transaction Document, the consummation by the Obligors of any of the transactions contemplated hereby and thereby and the compliance by the Obligors with any of the terms and provisions hereof and thereof shall not contravene any law, governmental rule or regulation of the United States or any political subdivision thereof, and no consent or approval of, giving of notice to, registration with, recording or filing of any document with, or taking of any other action in respect of, any such governmental authority or agency shall be required other than those that have been obtained and are in full force and effect on the Closing Date.

(d) Opinions of Counsel to Charterers and Guarantors. The Owner Participant and the Shipowner shall have received opinions from Sheila M. McDevitt, in-house Counsel to the Charterers and Guarantors, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, maritime counsel to the Charterer, Thompson Coburn LLP, special maritime counsel to Fleet Capital Corporation, and Shipman & Goodwin LLP, special counsel to Fleet Capital Corporation and the Trust Company, substantially in the respective forms set forth in Exhibits A-1, A-2, A-3 and A-4 annexed hereto and made a part hereof.

(e) Bills of Sale; Classification Certificates. There shall have been delivered to the Shipowner (i) in duplicate, in recordable form for filing with the USCG National Vessel Documentation Office bills of sale (the “Bills of Sale”) for the applicable Vessels signed by the respective Seller transferring to the Owner Participant, and signed by the Owner Participant transferring to the Shipowner, title to each of the Vessels and, in the case of the Bills of Sale from each Seller, warranting to the Owner Participant that such Seller had good and marketable title thereto and the lawful right to sell the same to the Owner Participant and that as of the Closing Date (immediately prior to the transfer of title to Owner Participant) title thereto was free and clear of all Liens other than Permitted Liens; and (ii) confirmation of class certificates issued by the Classification Society reflecting no outstanding recommendations with respect to any blue water Vessel.

(f) Appraisal. The Owner Participant shall have received copies of an opinion of an independent expert appraiser selected by the Owner Participant, satisfactory in form and substance to the Owner Participant, concluding that (i) the estimated economic useful life of each Vessel at the inception of the applicable Demise Charter is equal to at least one hundred twenty-five percent (125%) of the base Term thereof; (ii) the fair market value of each Vessel at the inception of the applicable Demise Charter is not less than Lessor’s Cost of such Vessel; and (iii) at the end of the base Term of the Demise Charters and without giving effect to inflation, each Vessel will have a fair market value of not less than twenty percent (20%) of the fair market value of such Vessel at the inception of the applicable Demise Charter.

(g) Transaction Costs. All Transaction Costs incurred through the Closing Date shall be paid by Charterers on the Closing Date as provided in Section 7.1.

(h) Filings; Recordation. (i) The Shipowner shall have completed an application for documentation for each of the Vessels delivered and accepted on such Closing Date on Form CG-1258 (and such other documents in support of such applications as the USCG may require), (ii) the Charterers shall have (A) certified to the Secretary of Transportation as required by 46 U.S.C.A. § 12106(e)(1)(C) that each such Vessel is under demise charter to it for a period of at least three (3) years and that it is a “citizen of the United States” for engaging in the coastwise trade under Section 2 of the Shipping Act, and (B) filed the Demise Charters and any amendments thereto as prescribed by 46 U.S.C.A. § 12106(e)(2), (iii) the Bills of Sale shall have been duly filed at the USCG National Vessel Documentation Center in Falling Waters, West Virginia, (iv) the MA-899 Declaration of Citizenship signed by the Initial Owner Participant shall have been submitted to the USCG, (v) Shipowner shall have received a letter from the USCG stating the Demise Charters satisfy the requirements of 46 U.S.C.A. § 12106, (vi) a Certificate of Documentation for the Vessels, showing the Shipowner as the owner and bearing a coastwise endorsement issued by the USCG shall be provided to Shipowner within thirty (30) days of the Closing Date and (vii) a Certificate of Ownership issued by the USCG for each such Vessel showing Shipowner to be the registered owner thereof subject to no Liens of record shall be provided to Shipowner within thirty (30) days of the Closing Date.

(i) Sellers shall arrange for delivery to the Initial Owner Participant as soon as possible following the Closing Date resale exemption certificates for the Vessels from all applicable taxing jurisdictions or such other documents as reasonably determined to be necessary by Initial Owner Participant to evidence that the Vessels are exempt from sales tax.

SECTION 3.2. Additional Conditions with Respect to the Closing Date. On the Closing Date, each Charterer shall not accept the Vessels on the Shipowner’s behalf or charter the same under the applicable Demise Charter, and the Owner Participant shall not be obligated to advance funds to enable the Shipowner to acquire the Vessels or make any payment with respect thereto, unless all the following conditions shall have been fulfilled on or prior to the Closing Date:

(a) Conveyance of Title, etc. Good and marketable title to the Vessels shall be duly, effectively and validly conveyed and transferred to the Shipowner, free and clear of all Liens other than Permitted Liens.

(b) Compliance with Documents. Each Obligor shall have complied with all the terms of the Transaction Documents required to have been complied with by it on or prior to the Closing Date.

(c) No Change in Applicable Laws. Since the date of execution of this Agreement, no change shall have occurred in applicable laws or in interpretations thereof by regulatory authorities that would make it illegal for the Owner Participant or the Shipowner to acquire or charter the Vessels in accordance with the Transaction Documents.

(d) Changes in Tax Assumptions. Since the date of execution of this Agreement, no change shall have occurred, or shall have been proposed, in applicable tax laws, regulations or interpretations that, in the sole judgment of Owner Participant, would change in a manner adverse to Owner Participant the availability of the tax benefits to Owner Participant assumed at the date of execution hereof.

(e) No Material Adverse Change. Except for matters disclosed to the Owner Participant in writing prior to the execution hereof, nothing shall have occurred subsequent to September 30, 2002, that, either in any case or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect on any of the Obligors.

(f) Compliance with Terms of Agreements. The representations and warranties of each of the Obligors set forth in Article IV of this Agreement and in the other Transaction Documents shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date (except to the extent that they relate to a different time, in which case such representations and warranties shall have been true on and as of such time); and no Event of Default shall have occurred and be continuing or would occur as a result of the acceptance or the charter of the Vessels on the Closing Date.

(g) Certificates of Citizenship. The Trust Company and the Charterers each shall have certified that it is a “citizen of the United States” qualified to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act, and the Owner Participant shall have certified that it is a Maritime Citizen.

(h) Financing Statements. The Charterers shall have delivered to the Shipowner such protective financing statements as shall have been requested by the Owner Participant with respect to the interests of the Shipowner in the Vessels and under the Assignments, duly executed and in proper form for filing.

SECTION 3.3. Closing Date. As of the Closing Date with respect to those Vessels accepted by the Charterers on behalf of the Initial Owner Participant from Sellers and the Shipowner from the Initial Owner Participant as provided in this Agreement, subject to the fulfillment to the satisfaction of Initial Owner Participant of the conditions on the part of Obligors under this Agreement and the other Transaction Documents, the Initial Owner Participant shall make payment of Lessor’s Cost for such Vessels as herein provided.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of the Obligors. Each Obligor makes the following representations and warranties to the Owner Participant and the Shipowner, in each case to the extent any such representation or warranty is applicable to it:

(a) Legal Existence; Corporate or Other Legal Power. Each Obligor is duly incorporated, formed or organized, as the case may be, validly existing and in good standing in the jurisdiction of its incorporation, formation or organization and has duly qualified to do business in each jurisdiction in which such qualification is necessary or where failure to be so qualified would have a material adverse effect on its business, financial condition, operations or properties and/or its ability to perform its obligations under the Transaction Documents. Each Obligor has the requisite corporate or other legal power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.

(b) Citizenship. Charterers are “citizens of the United States” eligible to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act.

(c) Authority; Binding Obligations. Each of the Transaction Documents has been duly authorized, executed and delivered by the respective Obligor or Obligors party thereto, and each constitutes the legal, valid and binding obligation of each such Obligor enforceable in accordance with its terms, except as enforcement may be affected by the laws of bankruptcy and other laws affecting the rights of creditors generally and by equitable principles. The execution, delivery and performance by each Obligor of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any provision of applicable laws or any provision of the articles or certificate of incorporation or organization, by-laws, operating agreement or other organizational documents of such Obligor, or result in the breach or violation of, or constitute a default or require any consent (other than consents that have heretofore been given and consents with respect to the Demise Charter Assignments which the Charterers have agreed therein to use commercially reasonable efforts to obtain after the Closing Date), under, or result in the creation of any lien, charge or encumbrance upon any property or asset of such Obligor pursuant to, any indenture, loan or credit agreement, mortgage or other agreement or instrument to which such Obligor is a party or by which such Obligor or any of its properties may be bound or affected. None of the Obligors is in default under or in breach or violation of (and no event or condition exists which would, with the giving of notice or lapse of time or both, constitute such a default under or breach or violation of) (i) any provision of this Agreement or the other Transaction Documents, or (ii) any indenture, lease, deed of trust, mortgage, bond or other evidence of indebtedness or other agreement or instrument by which the property of any of the Obligors is bound or affected or any law, decree, order, rule or regulation where the continuation of such default, breach or violation would reasonably be expected to have a Material Adverse Effect (except for the matters disclosed to the Owner Participant in writing prior to the Closing Date).

(d) Financial Condition. (i) The audited consolidated balance sheets of TECO Energy and its Subsidiaries as of December 31, 2000 and December 31, 2001, and the related statements of income and retained earnings and changes in financial position for the fiscal year then ended, as updated by the reclassified financial information filed in TECO Energy’s Current Report on Form 8-K dated December 19, 2002 and the unaudited consolidated balance sheet of TECO Energy and its Subsidiaries as of September 30, 2002, and the related statements of income and retained earnings and changes in financial position for the nine-month period then ended, heretofore furnished to the Owner Participant, fairly present the financial condition of TECO Energy and its consolidated Subsidiaries as of each such date and the results of operations of each Guarantor and its consolidated Subsidiaries for the period ended on each such date, all in accordance with GAAP throughout the periods involved; and (ii) since September 30, 2002, there has been no change in the business, operations, properties or financial condition of each Guarantor or its Subsidiaries that has had, or would be reasonably expected to have, a Material Adverse Effect (except for matters disclosed to the Owner Participant in writing prior to the execution hereof).

(e) Litigation; Other Proceedings. Except as otherwise disclosed in writing to the Owner Participant prior to the execution hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any of the Obligors, threatened against or affecting any of the Obligors or of any of their respective Subsidiaries or any of their respective properties, at law or in equity, before or by any court or administrative or governmental body which relate to any action taken or to be taken by any of the Obligors under this Agreement or the other Transaction Documents (or which otherwise relate to any Transaction Document), or which relate to any of the Vessels or the use or operation thereof, or which in the aggregate would reasonably be expected (after taking into consideration insurance coverage) to have a Material Adverse Effect on any of the Obligors, and, to the knowledge of each Obligor, it is not in default with respect to any order of any court, governmental body or arbitrator relating to any of the Vessels, or if not relating to the

Vessels, applicable to it, which default would reasonably be expected to have a Material Adverse Effect on any of the Obligors. For the purposes of this Section, the term “governmental body” includes any federal, state, municipal or other governmental or intergovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and the term “order” includes any judgment, order, writ, injunction, award, determination, direction, decree or demand.

(f) Encumbrances. Each Guarantor and its Subsidiaries have good and marketable title to their respective properties as are reflected in the most recent balance sheet referred to in Section 4.1(d) hereof (except (i) as sold or otherwise disposed of in the ordinary course of business, (ii) leased assets that are capitalized on such balance sheet, and (iii) assets not in the aggregate forming a material portion of the assets shown on such balance sheet). As of the Closing Date, except pursuant to or as contemplated by the Transaction Documents, there shall be no assignment, pledge, security interest in, or other encumbrance of any of Charterers’ right, title or interest in, to or under, the Demise Charters, or of or with respect to any Vessel or any part of any thereof, to or in favor of any Person, except for Permitted Liens.

(g) Approvals. No authorization, consents, approvals, licenses, filings or registrations by or with any governmental authority or administrative body are required to be obtained by any of the Obligors for or in connection with the execution or delivery of this Agreement or any other Transaction Document or for the performance thereof by the Obligors or the validity and enforceability of any of such agreements and instruments in accordance with their respective terms, except for such authorizations, consents, approvals, licenses, filings or registrations that have been duly obtained, sent, registered, filed or taken, as the case may be.

(h) Investment Company Act. Each of the Obligors is not, and is not directly or indirectly controlled by or acting on behalf of any Person that is, an “investment company” within the meaning of the Investment Company Act of 1940.

(i) Title to the Vessels. On the Closing Date (i) all right, title and interest of the Sellers in and to the Vessels shall have been transferred or assigned to the Owner Participant, and by the Owner Participant to the Shipowner, pursuant to, and subject to the terms and conditions of, the Bills of Sale, (ii) the Shipowner will acquire good and marketable title to each Vessel free and clear of all Liens (other than Permitted Liens), and (iii) no filing or recording of any document will then be necessary in order to establish, preserve, protect and perfect the Shipowner’s good and marketable title to the Vessels other than the due documentation of the Vessels in the name of the Shipowner with the USCG.

(j) Tax Returns, etc. Each of the Obligors has filed all material income tax returns and all other material tax returns which are required to be filed by it and have paid or made provision for the payment of all material taxes which have become due and payable pursuant to such returns or pursuant to any assessment in respect thereof received by such Obligor or its respective Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings conducted with due diligence, which proceedings do not involve any material risk of the sale, forfeiture or loss (or loss of the use) of the Vessels or any interest therein or any payment of Charter Hire, and for the payment of which adequate reserves have been provided in accordance with GAAP.

(k) No Improvements. At the commencement of each Demise Charter and on the Closing Date, no improvements, modifications or additions to the Vessels are required in order to render the Vessels complete for the following intended uses by the respective Charterer:

(i) The Vessels subject to the TBL Charter shall be used as brown water towboats and dry bulk river barges operating between safe ports and safe berths on the Mississippi River and other inland waters of the United States, on the Great Lakes and in the Gulf of Mexico; and

(ii) The Vessels subject to the TOS Charter shall be used as blue water tugs and dry bulk ocean barges operating between safe ports and safe berths worldwide.

(l) Vessel Information. All written information supplied by the Sellers to the Owner Participant or to any independent appraiser or surveyor furnishing any report or appraisal to the Owner Participant with respect to any Vessel or any part thereof was accurate and complete at the time given in all material respects and, if any Seller later determined that any such information, at the time given, was inaccurate or incomplete in any material respect, such Seller has notified each such party of such material change in any such information so supplied.

(m) Other Charters; Modifications. As of the Closing Date, except as disclosed in writing by Sellers to Owner Participant, no Vessel is subject to (i) any Other Charter; (ii) any management agreement, operating agreement or similar agreement relating to crewing or operation of such Vessel; or (iii) any claim for money due and unpaid with respect to any Modification to such Vessel which claim could form the basis for any Lien, other than Permitted Liens.

(n) Brokers. Except for Fleet Capital Corporation, no broker, placement agent, arranger or other third party has been retained or engaged by the Obligors or otherwise has any claim through the Obligors for any broker’s, placement agent’s, arranger’s or similar fee with respect to the sale and leaseback of the Vessels, and the Obligors agree to indemnify and defend the Owner Participant, the Shipowner and the Trust Company from and against any such claim.

(o) Ownership of Charterers. As of the Closing Date, each Charterer is a wholly-owned subsidiary of TECO Transport Corporation; TECO Transport Corporation is a wholly-owned subsidiary of TECO Diversified, Inc.; and TECO Diversified, Inc. is a wholly-owned subsidiary of TECO Energy, Inc. Each of TECO Transport Corporation, TECO Diversified, Inc. and TECO Energy, Inc. is a corporation duly incorporated and in good standing in the State of Florida.

(p) Compliance with Anti-Terrorism Order. Each of the Obligors is fully in compliance with the provisions of the Anti-Terrorism Order.

SECTION 4.2. Representations and Warranties of Owner Participant. The Owner Participant represents, warrants and covenants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) it is a Maritime Citizen;

(c) it has the requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party; and

(d) each of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of the Owner Participant, has been duly executed and delivered by the Owner Participant and constitutes the legal, valid and binding obligation of the Owner Participant enforceable against the Owner Participant in accordance with its terms, except as enforcement may be affected by the laws of bankruptcy and other laws affecting the rights of creditors generally and by equitable principles.

(e) the execution and delivery by it of the Transaction Documents to which it is a party do not and will not result in any violation of, conflict with, or default under, any term of any charter instrument, by-law or other material agreement or instrument to which it is a party or by which it or its properties may be bound, or any judgment or order binding upon or affecting it or its properties, or any federal or Delaware law or regulation relating to its investment as Owner Participant; and

(f) neither the execution and delivery by it of the Transaction Documents to which it is party nor the consummation of any of the transactions contemplated thereby requires the consent, authorization, approval or other action by, or notice to or filing, registration or qualification with, any federal or state governmental authority or regulatory body pursuant to any federal or state law governing its investment as Owner Participant or any Person not already obtained, including any holders of any Indebtedness of Owner Participant.

SECTION 4.3 Representations and Warranties of the Trust Company. The Trust Company, in its individual capacity, represents, warrants and covenants that:

(a) it is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite banking and trust power, authority and legal right to enter into and perform its obligations under the Transaction Documents to which it is a party;

(b) it is a “citizen of the United States” qualified to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act;

(c) it has duly authorized by all necessary corporate action, executed and delivered the Transaction Documents to which it is a party in its individual capacity or as Trustee, as and to the extent specified in such Transaction Documents; and each of the Transaction Documents to which it is a party in its individual capacity constitutes the legal, valid and binding obligation of the Trust Company, enforceable against the Trust Company in accordance with the terms thereof;

(d) the execution and delivery by it, in its individual capacity or as Trustee, as the case may be, of the Transaction Documents to which it is a party do not and will not result in any violation of, conflict with, or default under, any term of any charter instrument, by-law or other material agreement or instrument to which it is a party or by which it or its properties may be bound, or any judgment or order binding upon or affecting it or its properties, or any federal or Connecticut state law or regulation relating to its banking and trust powers; and

(e) other than the filing of a certificate of trust with the Secretary of the State of the State of Connecticut, which filing has been duly effected, neither the execution and delivery by it, in its individual capacity or as Trustee, as the case may be, of the Transaction Documents to which it is party nor the consummation of any of the transactions contemplated thereby requires the consent, authorization, approval or other action by, or notice to or filing, registration or qualification with, any federal, Connecticut governmental authority or regulatory body pursuant to any federal or Connecticut law governing its banking or trust powers.

ARTICLE V

COVENANTS

SECTION 5.1. General. (a) Financing Statements. On or before the Closing Date, the Charterers, as lessees, shall authorize the preparation of protective Uniform Commercial Code financing statements covering the Charterers’ interests in the Vessels and the property covered by the Assignments, and the Charterers authorize such financing statements to be promptly filed in the appropriate locations in the State of Florida.

(b) Further Assurances, etc. The Obligors will cause promptly and duly to be taken, executed, acknowledged or delivered all such further acts, conveyances, documents and assurances as the Shipowner may from time to time request in order more effectively to carry out the intent and purposes of any of the Transaction Documents and the transactions contemplated thereby.

(c) Certain Duties of Charterers. The Charterers will take, or cause to be taken, such action with respect to the recording, filing, re-recording and refiling of any financing statements, continuation statements or other instruments as shall be necessary to maintain the interest of the Shipowner in the Vessels and the property covered by the Assignments (subject to the terms thereof), or will furnish to the Shipowner timely notice of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable it to take such action.

(d) Obligors to Maintain Corporate or Other Legal Existence. Each Obligor shall at all times maintain its respective corporate or other legal existence except as permitted by subsection (e) below. Except for actions permitted under subsection (e) below, each of the Obligors will do or cause to be done all things necessary to preserve and keep in full force and effect its full corporate or other legal power and authority to carry on its business as presently conducted, to own and hold under lease and operate its properties and assets, and to perform its respective obligations under the Transaction Documents.

(e) Merger, Consolidation, Assignment, Transfer, Change of Control, Line of Business, etc.

(i) No Obligor may merge or consolidate with any Person or convey, transfer or lease substantially all of its assets to any Person without the prior written consent of the Shipowner, except so long as no Event of Default has occurred and is continuing:

(A) any Guarantor may merge or consolidate with or into any of its wholly-owned subsidiaries; provided in each instance that such Guarantor is the surviving entity;

(B) any Guarantor may merge or consolidate with or into another Person provided that (i) the surviving corporation or entity, if not such Guarantor, shall have executed and delivered to each of the other parties hereto an agreement in form and substance reasonably satisfactory to the Owner Participant containing an assumption by the surviving corporation of the due and punctual performance and observance of each covenant and condition of the Transaction Documents to be performed and observed by such Guarantor, and (ii) the surviving corporation or entity has, in the case of the merger or consolidation of TECO Energy, a credit rating as determined by Standard & Poor’s or Moody’s after giving effect to such merger or consolidation at least equal to or greater than that of TECO Energy prior to such merger or consolidation, and, in the case of a merger or consolidation of TECO Transport, Tangible Net Worth, after giving effect to such merger or consolidation, not less than the Tangible Net Worth of TECO Transport prior to such merger or consolidation.

(C) The Charterers may merge or consolidate with or into any other subsidiary that is wholly-owned, either directly or indirectly, by any Guarantor.

(D) The Charterers may convey or transfer substantially all of their assets, including all of the Charterers’ rights and interests in the Vessels and under the Transaction Documents, to a Person which (i) is a solvent corporation duly organized under the laws of a jurisdiction in the United States, (ii) has the corporate authority to enter into and carry out the transactions contemplated by the Transaction Documents to which the Charterers are a party, and (iii) expressly assumes the obligations of the Charterers with respect to the Vessels and under the Transaction Documents pursuant to an agreement reasonably satisfactory to the Owner Participant.

(ii) Any Person formed by the consolidation of the Charterers, or into which Charterers is merged, or which acquires substantially all of the assets of the Charterers, including the Charterers’ rights and interests in the Vessels and under the Transaction Documents, shall be a “citizen of the United States” eligible to engage in the coastwise trade within the meaning of Section 2 of the Shipping Act.

(iii) No such merger, consolidation or conveyance or transfer of assets by the Charterers shall release or otherwise limit or impair any obligation of the Guarantors under the Guarantee.

(iv) Nothing contained herein shall permit any charter, subcharter or other arrangement for the use, operation or possession of the Vessels except in compliance with the applicable provisions of the Demise Charters.

(v) Without the prior written consent of the Owner Participant, there shall be no sale, assignment or other transfer by any Obligor, for purposes of security or otherwise, of any of the Transaction Documents or of any right, title and interest in, to or under any of the Transaction Documents, except pursuant to the express provisions of the Transaction Documents.

(f) Use. The Vessels will not be used during the Charter Period outside of the trading range established by Article 3 of each Demise Charter without the prior written consent of Shipowner, which consent shall not be unreasonably withheld.

(g) Anti-Terrorism Order. Each Obligor shall, and shall require each Subsidiary to, comply in all respects with the Anti-Terrorism Order, whether or not the Obligor or such Subsidiary is a United States person (as such term is defined in section 3(c) of the Anti-Terrorism Order) subject to the terms of the Anti-Terrorism Order. Specifically, each Obligor shall not:

(i) knowingly permit itself or any Subsidiary at any time to become a Terrorist (as such term is defined in the Anti-Terrorism Order) or knowingly engage in any act of terrorism (as such term is defined in section 3(d) of the Anti-Terrorism Order); or

(ii) knowingly engage in, or permit any Subsidiary to engage in, any transaction prohibited to United States persons under the provisions of section 2 of the Anti-Terrorism Order (whether or not the Obligor or any such Subsidiary is a United States person subject to such prohibitions).

SECTION 5.2. Certain Tax Assumptions; Inconsistent Actions; Records. The Transaction Documents are being entered into on the assumption that the Demise Charters are “true leases” and not a conditional sale or other agreement intended as security and that Shipowner and not the Charterers will be treated as the owner of the Vessels for Federal income tax purposes. The Charterers agree that neither they nor any Affiliate will at any time take any action for Federal income tax purposes or file any returns or other documents in connection therewith inconsistent with the assumptions set forth in this Section 5.2.

SECTION 5.3. Financial Statements. (a) As soon as available, and in any event within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year, each Guarantor and each Charterer shall furnish to the Initial Owner Participant copies of its unaudited consolidated balance sheet as of the end of such accounting period and copies of the related statements of income and retained earnings and changes in financial position for the portion of its fiscal year ended with the last day of such quarterly accounting period and for such period, all in reasonable detail, certified by its controller or other accounting officer and stating in comparative form the figures for the corresponding date and periods in the previous fiscal year.

(b) As soon as available after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter:

(i) each Guarantor shall furnish to the Initial Owner Participant copies of its audited consolidated financial statements in comparative form certified as fairly presented by a nationally recognized firm of independent certified public accountants, together with a certificate signed by its President, any Vice President, the Treasurer or other accounting officer, stating that he or she has reviewed the activities during such year and that to the best of his or her knowledge each Obligor during such year has kept, observed, performed and fulfilled each and every covenant, obligation and condition contained in this Agreement or any other of the Transaction Documents, that no Event of Default shall have existed during such year and that no Event of Default exists or if such a Default or Event of Default shall have so existed or shall exist specifying the nature and status thereof; and

(ii) each Charterer shall furnish to the Initial Owner Participant copies of its unaudited consolidated financial statements in comparative form, together with a certificate signed by its President or Chief Financial Officer, stating that he or she has reviewed the activities during such year and that to the best of his or her knowledge each Obligor during such year has kept, observed, performed and fulfilled each and every covenant, obligation and condition contained in this Agreement or any other of the Transaction Documents, that no Event of Default shall have existed during such year and that no Event of Default exists or if such a Default or Event of Default shall have so existed or shall exist specifying the nature and status thereof.

(c) Each Obligor:

(i) shall furnish to the Owner Participant promptly after learning of the occurrence of any Event of Default or Event of Loss, telecopy, cable or other written notice thereof;

(ii) shall furnish to the Initial Owner Participant promptly after the sending or filing thereof, at any time when the stock of such Obligor shall be publicly traded, copies of all reports which such Obligor sends to any of its security holders, and copies of all reports and registration statements which such Obligor files with the Securities and Exchange Commission or any national securities exchange; and

(iii) shall furnish to the Initial Owner Participant forthwith upon the request of the Initial Owner Participant, such other information respecting the financial condition and operations of such Obligor as the Initial Owner Participant may from time to time reasonably request.

(d) Notwithstanding the foregoing, financial statements, reports or registration statements required to be furnished to Initial Owner Participant pursuant to this Section 5.3 shall be deemed furnished when made available by each Guarantor to Initial Owner Participant by electronic notification and transmission over the internet or when posted electronically on a Web site designated by such Guarantor to which Initial Owner Participant has access, provided that each Guarantor or the Charterers, as the case may be, shall, upon specific written request of the Initial Owner Participant, promptly provide to Initial Owner Participant a written copy of any such financial statement, report or registration statement.

SECTION 5.4. Inspection. The Charterers will permit any authorized representative designated by the Initial Owner Participant upon reasonable prior notice to visit it and to discuss its financial affairs, finances and accounts with its officers and its auditors, and to inspect its books and records and make copies of the same or any other documents relevant to the Vessels or the Transaction Documents, or to inspect any of the Vessels if they are then in port, all at such reasonable times during normal business hours and as often as may be reasonably requested and all at the expense of the Person requesting the same but without interfering with the normal operation of the Vessels or disrupting the business operations of the Charterers; provided, however, (i) that such inspection shall be at the expense of the Charterers to the extent that such inspection is undertaken as a result of an Event of Default and the costs and expenses thereof are payable by the applicable Charterer pursuant to Article 15 of each Demise Charter, (ii) that any such visit or inspection shall be limited to the Vessels and matters related to compliance with or performance of the terms and conditions of the Transaction Documents and shall not extend to unrelated parts of the Charterers’ business, (iii) that any such visit or inspection shall be subject to applicable laws and regulations governing the operation of the Vessels, and (iv) the Charterers shall not be liable to the Initial Owner Participant or its employees, representatives and agents, and the Initial Owner Participant shall release Charterers from any and all liability to the Initial Owner Participant for any personal injury to any employee, representative or agent of the Initial Owner Participant suffered in connection with any such visit or inspection. No party hereto shall have any duty to make any such examination or inspection or shall incur any liability by reason of not making the same.

SECTION 5.5. Shipowner’s Liens. The Trust Company, the Shipowner and each Owner Participant, each severally and not jointly, agrees that it shall not, directly or indirectly, create, incur, assume or suffer to exist and, at its own cost and expense, shall promptly take such action as may be necessary duly to discharge, any Shipowner’s Liens on or in respect of the Vessels in each case directly attributable to it; provided, however, that Trust Company, the Shipowner and such Owner Participant may contest any such Shipowner’s Lien in good faith by appropriate proceedings diligently conducted where such proceedings do not involve a material risk of the sale, forfeiture or loss of any Vessel or which interfere with the use and possession of any Vessel by the Charterers, or, if such proceedings do involve such material danger or such material interference, where such Shipowner’s Lien has been bonded to the reasonable satisfaction of the Charterers and, if such Lien is not a result of a Shipowner’s Lien attributable to any Owner Participant, to the reasonable satisfaction of the Shipowner.

SECTION 5.6. Citizenship. (a) Each Owner Participant covenants and agrees that if (i) it shall cease to be a Maritime Citizen or it shall obtain knowledge of events or circumstances that would be likely to result in a cessation of its status as a Maritime Citizen, and (ii) the Vessels shall or would therefore become ineligible for documentation in the name of the Shipowner under United States flag or ineligible for use by the Charterers in the United States coastwise trade, then such Owner Participant shall, forthwith upon obtaining knowledge of such cessation of its status as a Maritime Citizen, or, in the event such Owner Participant shall obtain knowledge of events or circumstances that would be likely to result in such cessation, at least forty-five (45) days before such cessation or as soon thereafter as such Owner Participant obtains knowledge of such events or circumstances if such knowledge is obtained later than forty-five (45) days before such cessation, notify Charterers thereof (with a copy to all other Owner Participants). In the event that any Owner Participant ceases to be a Maritime Citizen (or notifies Charterers that it has obtained knowledge of events or circumstances that would be likely to result in a cessation of its status as a Maritime Citizen), and both Charterers do not exercise the options set forth in Article 10(h) of the Demise Charters by the expiration of the sixty (60) day period referred to therein, or if prior to the end of such sixty (60) day period both Charterers notify each Owner Participant in writing that they do not intend to exercise such option, and the Owner Participant which has lost or is expected to lose its status as a Maritime Citizen is then required to do so by law or by the USCG or other authority having jurisdiction, or if the Vessels would otherwise not be entitled to continue to be documented under the laws of the United States or eligible for the coastwise trade, then such Owner Participant shall forthwith transfer its beneficial interest in the Trust (or such portion thereof as may be necessary in the circumstances) to a purchaser or other transferee (which may be an Affiliate of such Owner Participant) in accordance with Section 8.2 and cause such purchaser or transferee to be substituted (fully or partially, as the case may be) for such Owner Participant hereunder and under the Trust Agreement. For purposes of this Section 5.6, “knowledge” of any Owner Participant shall mean actual knowledge of a Responsible Officer thereof. Other than the undertakings and obligations of each Owner Participant in this Section 5.6, no Owner Participant nor the Shipowner shall have any obligation under any circumstances whatsoever to any of the Obligors or any other Person by reason of the cessation of the status of an Owner Participant as a Maritime Citizen, and no such cessation shall in any way diminish or adversely affect the obligations of any Obligor under any provision of this Agreement or any of the other Transaction Documents.

(b) Each Charterer covenants and agrees that if (i) it shall cease to be a “citizen of the United States” qualified to engage in the United States coastwise trade within the meaning of Section 2 of the Shipping Act, and (ii) the Vessels shall or would therefore become ineligible for documentation in the name of the Shipowner under United States flag or ineligible for use by such Charterer in the United States coastwise trade, then such Charterer shall (at its own expense and without any reimbursement or indemnification from any Person) promptly take such action as may be necessary to prevent any loss of documentation or to maintain the United States documentation of the Vessels for use by such Charterer in the United States coastwise trade, and such Charterer shall furnish to the Trust Company, the Shipowner, and each Owner Participant an opinion of counsel addressed to the Trust Company, the Shipowner and each Owner Participant and in form and substance satisfactory to the Trust Company and each Owner Participant, stating that all actions required to be taken to prevent such loss of documentation or to maintain such documentation have been duly taken. Each party hereto agrees, upon the request and at the sole expense of such Charterer, to cooperate with such Charterer in complying with its obligations under the provisions of this Section 5.6(b).

(c) The Trust Company covenants and agrees that if (i) the Trust Company shall have reason to believe that it shall cease to be, or shall cease to be, a Maritime Citizen, and (ii) the Vessels shall or would therefore become ineligible for documentation in the name of the Shipowner under United States flag or ineligible for use by Charterers in the United States coastwise trade, then it shall (at its own expense and without any reimbursement or indemnification form any Person) promptly resign as Trustee under the Trust Agreement, effective upon the appointment of a successor trustee thereunder, which shall be a Maritime Citizen.

SECTION 5.7. Liabilities of the Owner Participant, Shipowner and Trust Company. Neither the Owner Participant nor the Shipowner shall have any obligation or duty to the Obligors or to any other Person with respect to the transactions contemplated hereby except those obligations or duties specifically set forth in the Transaction Documents. Without limiting of the generality of the foregoing, under no circumstances whatsoever shall any Owner Participant be liable to the Obligors or any other Person for any action or inaction on the part of the Trust Company in connection with the Trust Agreement, this Agreement, or the administration of the Trust Estate or otherwise, whether or not such action or inaction is caused by the willful misconduct or gross negligence of the Trust Company unless such action or inaction constituting such willful misconduct or gross negligence was at the direction of a “Majority in Interest of the Owner Participants”, as defined in and pursuant to the Trust Agreement. No recourse shall be had against Trust Company (or any successor thereto) with respect to the duties and obligations specifically set forth in the Transaction Documents or for any amounts payable hereunder or under the Transaction Documents, or any other document, agreement or instrument relating to the transactions contemplated by any of the aforementioned documents, or for any claim based hereon or thereon or otherwise in respect hereof or thereof; provided, however, that (i) nothing herein shall prevent recourse to and the enforcement against Trust Company for performance of agreements made in its individual capacity and set forth in any Transaction Document to which it is a party or for its own gross negligence (or negligence in the case of handling of money) or willful misconduct or for injuries resulting from the inaccuracy of any representation or warranty made by it in its individual capacity herein, and (ii) upon either Charterer’s exercise of the purchase option set forth in Article 10(a), Article 10(h) or Article 16 of the applicable Demise Charter, the Owner Participant (or if there is then more than one Owner Participant, each Owner Participant) shall cause Shipowner to transfer title to the Vessels to such Charterer including, without limitation, Shipowner’s execution and delivery to such Charterer or such Charterer’s Legally Eligible Designee of a bill of sale for each Vessel, in recordable form AS IS, WHERE IS, in whatever condition it may be, without recourse or warranty of any kind (other than with respect to the absence of Shipowner’s Liens) and, in connection with and at the time of delivery of such bills of sale, Shipowner’s execution and delivery to such Charterer or its Legally Eligible Designee of such appropriate instruments of assignment or reassignment (without recourse or warranty) of Shipowner’s rights, title and interests under the Assignments as may be reasonably requested by such Charterer.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. Transaction Events of Default. The following shall constitute “Transaction Events of Default” for purposes of each Demise Charter:

(a) any representation or warranty made by or on behalf of any Guarantor in any of the Transaction Documents shall prove to be inaccurate in any material respect when made, and, if the same is susceptible to cure in a manner that is not prejudicial to any right or interest of Shipowner, any Owner Participant or the Trust

Company, such Guarantor fails to effect such cure within thirty (30) days after it receives written notice thereof, or such longer period (not to exceed one hundred twenty (120) days from the date of such notice) during which such Guarantor is making diligent efforts to cure the same; or

(b) any Guarantor (i) shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it under any of the Transaction Documents and such failure continues for thirty (30) days after receipt by it of written notice thereof from Shipowner or any Owner Participant, or such longer period (not to exceed one hundred twenty (120) days from the date of such notice) during which such Guarantor is making diligent efforts to cure the same, or (ii) shall be in default pursuant to the terms of any of the Transaction Documents after the giving of notice and the passage of any grace period, if any, provided therein with respect to such default; or

(c) the entry of a decree or order by a court having jurisdiction in the premises adjudging any Guarantor as bankrupt or insolvent, or approving as properly filed an involuntary petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Guarantor under the Federal Bankruptcy Code or any other applicable federal, state or foreign law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Guarantor or of any substantial part of its property, or ordering the winding-up or liquidation of the affairs of any Guarantor, and the continuance of such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or an involuntary petition shall have been filed against any Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of such Guarantor under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law and such petition shall not have been withdrawn, dismissed or stayed within ninety (90) days of filing; or

(d) the institution by any Guarantor of proceedings to be adjudicated a bankrupt or insolvent, or the consent by any Guarantor to the institution of bankruptcy or insolvency proceedings against it, or the filing by any Guarantor of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable Federal, State or foreign law, or the consent by any Guarantor to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Guarantor or of any substantial part of its property, or the making by any Guarantor of an assignment for the benefit of creditors, or the admission by any Guarantor in writing of an inability to pay debts generally as they become due, or the taking of corporate action by any Guarantor in furtherance of any such action; or

(e) any Guarantor, or any Affiliate of any thereof, shall default (after the expiration of any applicable period of grace with respect thereto) in the payment of any Indebtedness in excess of $10,000,000.00 or in the payment of any Indebtedness due to any Owner Participant or any of its Affiliates or, to the extent not covered in any other subsection of this Section 6.1, shall default in the performance of any other material obligation to, or observance of any material covenant for the benefit of, any Owner Participant or any of its Affiliates which results in the acceleration of the Indebtedness due under any loan, note, indenture, security agreement, lease, guarantee, title retention or conditional sales agreement or other instrument or agreement evidencing such indebtedness or obligation.

ARTICLE VII

EXPENSES

SECTION 7.1. Transaction Costs; Amendments; Waivers; etc. The Charterers will pay on demand (a) all reasonable, out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and entering into of the Transaction Documents, (b) the reasonable fees and expenses of the Trust Company, and (c) all reasonable, out-of-pocket costs and expenses incurred by any of the parties hereto in connection with the entering into or the giving or withholding of any future amendments, supplements, waivers or consents with respect to the Transaction Documents requested by the Charterers or any Guarantor (herein together called “Transaction Costs”). Transaction Costs shall include the reasonable fees and disbursements of Ober, Kaler, Grimes & Shriver, special counsel to the Initial Owner Participant, Shipman & Goodwin LLP, special counsel to Fleet Capital Corporation and the Trust Company, and Thompson Coburn LLP, special maritime counsel to Fleet Capital Corporation.

ARTICLE VIII

TRANSFER OF TRUSTEE’S AND OWNER

PARTICIPANT’S INTEREST

SECTION 8.1. Transfer of Trustee’s Interest. The Trustee shall have the right to assign, convey, or otherwise transfer any of Trustee’s right, title and interest in and to this Agreement, any other Transaction Document or the Vessels without the prior consent of any Obligor to any successor as Trustee under the Trust Agreement, provided only that no such assignment, conveyance or transfer shall be made in violation of applicable law or adversely affect the right to operate the Vessels under U.S. flag in the coastwise trade of the United States and provided further that any institution acting as successor trustee agrees to assume all obligations, liabilities, warranties and representations and covenants made herein or in any of the other Transaction Documents by the Trust Company.

SECTION 8.2. Transfer of an Owner Participant’s Interest. Unless an Event of Default shall have occurred and be continuing (in which case no transfer restrictions shall apply), no Owner Participant shall transfer all or any portion of its right, title or interest in and to the Trust, the Trust Estate or the Transaction Documents during the Charter Period unless: (a) the transferee shall be (i) a Person having a Tangible Net Worth, calculated in accordance with GAAP, in excess of $75,000,000 and (ii) any other Person if the obligations of such Person under the Transaction Documents are guaranteed by a Person that has a tangible net worth, calculated in accordance with GAAP, in excess of $75,000,000; (b) the transferee enters into a transfer agreement, copies of which are provided to the Trustee, the Charterers, the Guarantors and any Owner Participant, which shall include the following requirements: (i) that the transferee has the requisite legal power and authority to enter into and carry out the transactions contemplated by the Transaction Documents, (ii) the transferee makes representations and warranties comparable to those set forth in Sections 4.2, and agrees to be bound by the covenants in Sections 5.5 and 5.6, and (iii) the Charterers and the Guarantors shall have received an opinion of transferee’s counsel with respect to the foregoing matters in a form reasonably satisfactory to Charterers and Guarantors; (c) the transferee is a Maritime Citizen; (d) such transfer complies in all respects with, and does not violate any, applicable law; (e) the transferring or transferee Owner Participant shall pay all reasonable documented fees, expenses and charges of the other Owner Participants, Charterers and the Trustee (including, without limitation, reasonable documented legal fees and expenses of special counsel); and (f) such transferee is a bank, bank affiliate, finance or leasing company or other financial institution not engaged in the operation of a business in direct competition with Charterers (except that such restriction shall not apply to any proposed transferee simply because such transferee, as part of its normal financing or investment activities, makes loans or provides lease financing to, or invests in, companies that may compete with Charterer). Each Owner Participant transferring all or any part of its interest shall promptly provide Charterers, Shipowner and the other Owner Participants with written notice of such transfer, including the name and notice address of each transferee. The Initial Owner Participant covenants and agrees that it shall distribute to each other Owner Participant copies of all financial statements, certificates and reports and all registration statements that it receives from the Charterers or Guarantors.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. (a) Notices. Except as otherwise provided herein, any notices or other communications required or permitted under the terms and provisions hereof shall be in writing and shall become effective when delivered by hand or received by telex or telecopier or registered first-class mail, postage prepaid, addressed as follows:

To Shipowner:

TTC TRUST, LTD., a Connecticut statutory trust

c/o State Street Bank and Trust Company of Connecticut,

National Association, as Trustee

Goodwin Square

225 Asylum Street

Hartford, Connecticut 06103

Attention: Corporate Trust Department

Telecopy: (860) 244-1889

To Initial Owner Participant:

GENERAL ELECTRIC CAPITAL CORPORATION

401 Merritt 7

Norwalk, Connecticut 06856

Attention: Andrew Giangrave

Telecopy: (203) 229-1955

with a copy to:

Patrick K. Cameron, Esq.

Ober, Kaler, Grimes & Shriver,

A Professional Corporation

120 East Baltimore Street

Baltimore, Maryland 21202-1643

Telecopy: (410) 547-0699

To Charterers:

TECO OCEAN SHIPPING, INC.

702 North Franklin Street

Tampa, Florida 33602

Attention: Secretary

Telecopy: (813) 228-1328

AND

TECO BARGE LINE, INC.

702 North Franklin Street

Tampa, Florida 33602

Attention: Secretary

Telecopy: (813) 228-1328

To the Guarantors:

TECO ENERGY, INC.

702 North Franklin Street

Tampa, Florida 33602

Attention: Corporate Secretary

Telecopy: (813) 228-1328

AND

TECO TRANSPORT CORPORATION

702 North Franklin Street

Tampa, Florida 33602

Attention: General Counsel

Telecopy: (813) 228-4811

or such other address as any of the foregoing Persons shall from time to time designate in writing to the other parties hereto.

(b) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the internal laws of the State of New York, except where federal maritime law otherwise governs.

(c) Amendment. The terms of this Agreement shall not be altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by the party against which such alteration, modification, amendment, supplement or termination is sought.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Headings. Section headings and the Table of Contents are for convenience only and shall not be construed as part of this Agreement.

(f) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

(g) Severability. If any term or provision hereof or the application thereof to any circumstances shall, in any jurisdiction and to any extent, be invalid or unenforceable, this Agreement shall be construed so that such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the other term or provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable. To the extent permitted by applicable laws, the parties hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

(h) Survival of Representations and Warranties. All representations, warranties, covenants and agreements of any Person made herein and in certificates delivered pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement regardless of any investigation or inspection made by or on behalf of the Shipowner and the acceptance hereunder of the Vessels on behalf of the Shipowner, and shall continue in full force and effect until all the obligations of each Charterer under the applicable Demise Charter shall be fully performed in accordance with the terms thereof.

(i) Non-Recourse to the Trust Company. It is understood and agreed that the Trust Company is entering into this Agreement solely in its capacity as Trustee under the Trust Agreement and that all of the representations, warranties, undertakings and agreements by and for the purpose of binding the Shipowner are not the responsibility of the Trust Company individually but are intended solely for the purpose of binding the Trust and that the Trust Company shall not be liable or accountable in its individual capacity in any circumstances whatsoever except as otherwise expressly provided in this Agreement or in the Trust Agreement. It is further agreed that all Persons having any claims against the Shipowner as a result of transactions contemplated by any Transaction Document shall look solely to the Trust Estate for satisfaction thereof, except as provided in the first sentence of this subparagraph. It is also understood and agreed that, absent written instructions from a “Majority in Interest of the Owner Participants”, as defined in and pursuant to the Trust Agreement, the Shipowner shall not be under any obligation to exercise any of the permissive rights or powers granted to it under this Agreement or any of the other Transaction Documents.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, in its individual capacity only as expressly stated herein and otherwise solely as Trustee of TTC TRUST, LTD., a Connecticut statutory trust, Shipowner

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, Initial Owner Participant

By:
Name:
Title:

TECO BARGE LINE, INC., Charterer

By:
Name:
Title:

TECO OCEAN SHIPPING, INC., Charterer

By:
Name:
Title:

[Signature Page to Agreement to Acquire and Charter]

TECO ENERGY, INC., Guarantor

By:
Name:
Title:

TECO TRANSPORT CORPORATION, Guarantor

By:
Name:
Title:

[Signature Page to Agreement to Acquire and Charter]

SCHEDULE A

Definitions

“ABS” shall mean the American Bureau of Shipping or any successor organization.

“Adjustment Factor” shall mean the percentage adjustment calculated, upward or downward, by multiplying the Adjustment Factor Percentage for each one basis point (.01%) corresponding change in the Five-Year Treasury Rate from the Five-Year Reference Rate.

“Adjustment Factor Percentage” (i) in the case of the recalculation of Basic Hire for a Vessel as of the Early Termination Date, shall mean the percentage set forth opposite the name of such Vessel under the column entitled “Early Termination Date Adjustment Factor” on Schedule C to the applicable Demise Charter, and (ii) in the case of the recalculation of Basic Hire for a Vessel as of the Second Reset Date, shall mean the percentage set forth opposite the name of such Vessel under the column entitled “Second Reset Date Adjustment Factor” on Schedule C to the applicable Demise Charter.

“ADR Vessels” shall mean the ELEANOR GORDON, the GIRLIE KNIGHT and the MARTHA LYNN.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with another Person. For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreement” shall mean that certain Agreement to Acquire and Charter dated as of December 30, 2002 by and among Shipowner, Owner Participant, the Sellers, the Charterers and the Guarantors, providing, among other things, for the agreement of Shipowner to purchase the Vessels from the Sellers and of Charterers concurrently therewith to enter into each of the Demise Charters and to accept delivery of the Vessels from Shipowner under each of the Demise Charters.

“Anti-Terrorism Order” shall mean Executive Order No. 13, 224, 66 Fed. Reg. 49,079 (2001), as amended by Executive Order No. 13268 (2002).

“Appraisal Procedure” shall mean the procedure specified in the succeeding sentences for determining an amount or value hereunder. The parties shall consult for the purpose of determining such amount or value by mutual agreement. In the absence of such agreement after thirty (30) days, either party may give written notice to the other requesting determination of such amount or value by appraisal and in such event the parties shall consult for the purpose of appointing a mutually acceptable qualified independent appraiser (which shall include the Appraiser). If the parties are unable to agree on an appraiser within twenty

(20) days of the giving of such notice, such amount or value shall be determined by each of two independent appraisers, one of whom shall be selected by Charterer and the other of whom shall be selected by Shipowner, on or before the thirtieth (30th) day following the giving of such notice. If the determination made by the appraiser reaching the greater value does not exceed the lower value by more than ten percent of the lower value, the two values shall be averaged and such determination shall constitute the determination of the appraisers. If such excess shall be greater than ten percent of the lower value, a third appraiser shall be selected by the two appraisers or by the Society of Maritime Arbitrators, Inc., if the other two are unable to agree upon a third appraiser within ten days. The third appraiser shall make his determination within fifteen (15) days of his appointment. Of the three appraisals, the determination of the appraiser which differs most from the other two appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute the determination of the appraisers.

“Appraiser” shall mean Dufour, Laskay & Strouse.

“Assignment(s)” shall mean each of the TBL Demise Charter Assignment, the TOS Demise Charter Assignment, the TBL Insurances Assignment and the TOS Insurances Assignment.

“Base Rental Factor” (i) with respect to any Vessel other than the PAT CANTRELL shall mean the percentage for such Vessel set forth in the column entitled “Rental Factor %” on Schedule C to the applicable Demise Charter. and (ii) with respect to the PAT CANTRELL shall mean as of a Basic Hire Payment Date the percentage set forth opposite such Basic Hire Payment Date on Schedule C to the TOS Charter.

“Basic Hire” with respect to any Vessel shall mean payments of charter hire under the applicable Demise Charter payable on each Basic Hire Payment Date, each in an amount equal to Lessor’s Cost of such Vessel multiplied by the Base Rental Factor applicable to such Vessel; provided, however, that (i) if the Charterers do not exercise the early termination options with respect to the Vessels pursuant to Article 10(a) of the Demise Charters, Basic Hire shall be reset as provided in Article 10(b) of such Demise Charters, and (ii) if the Charterers exercise the options to renew in Article 16 of the Demise Charters, Basic Hire for such renewal term shall be determined in accordance with Article 16 of such Demise Charters.

“Basic Hire Payment Date” shall mean each March 30, June 30, September 30 and December 30, beginning March 30, 2003 (December 30, 2002 in the case of the PAT CANTRELL) and ending December 30, 2014; provided, however, that if a Basic Hire Payment Date is not a Business Day, the Basic Hire payable by the applicable Charterer on such Basic Hire Payment Date shall be made at the opening of business on the next following Business Day.

“Bills of Sale” shall have the meaning set forth in Section 3.1(e) of the Agreement.

“Business Day” shall mean a day which is not a Saturday, Sunday, or other day on which banking institutions doing business in Norwalk, Connecticut, New York, New York or Tampa, Florida, are authorized or obligated by law or required by executive order to remain closed.

“Certificate of Delivery And Acceptance” shall mean that certain Certificate substantially in the form of Exhibit B to the Agreement whereby (i) each of the respective Charterers accepts delivery of the Vessels from the applicable Seller on behalf of Shipowner under the Agreement, and (ii) each of the respective Charterers irrevocably and unconditionally accepts delivery of the Vessels under the respective Demise Charter.

“Charter Hire” shall mean Basic Hire and Supplemental Hire under the applicable Demise Charter.

“Charter Period” shall mean the Term plus a period of time, if any, reasonably required to effect Redelivery (including the time necessary to remove any Severable Modifications to which a Charterer has title pursuant to Article 6(c)(i)); provided, however, that the Charter Period shall not exceed the Term by more than fifteen (15) days, absent force majeure.

“Charterer(s)” as used in the Agreement shall mean each of TECO Barge Line and TECO Ocean. As used in the TBL Charter, “Charterer” shall mean TECO Barge Line. As used in the TOS Charter, “Charterer” shall mean TECO Ocean.

“Classification Society” shall mean the recognized classification society which at any time is designated for purposes of surveying the Vessels and is acceptable to Shipowner, and may include ABS and DNV, provided such classification society is at the time a member of the International Association of Classification Societies and approved by the USCG.

“Closing Date” shall mean the date and time on which concurrently (i) Sellers delivered the Vessels to Shipowner under the Agreement at the direction of Charterers, and (ii) Shipowner shall have delivered and Charterers shall have accepted the Vessels pursuant to Article 2 of the respective Demise Charters, which in no event shall occur later than 5:00 p.m. EST on December 31, 2002.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consolidated” or “consolidated” with reference to any term defined herein, shall mean that term as applied to the accounts of any Person and its Subsidiaries, consolidated in accordance with GAAP.

“Default Interest Rate” shall mean a variable interest rate equal to the Prime Rate plus two percent (2%) per annum.

“Delivery” shall mean the delivery of the Vessels by Shipowner to each Charterer under the applicable Demise Charter on the Closing Date, which shall be concurrent as to time and place with delivery of the Vessels from Sellers to Shipowner under the Agreement.

“Demise Charter(s)” shall mean each of the TBL Charter and the TOS Charter.

“Demise Charter Assignment(s)” shall mean each of the TBL Demise Charter Assignment and the TOS Demise Charter Assignment.

“Designated Taxes” shall have the meaning set forth in Article 2 of the Guarantee.

“DNV” shall mean Det Norske Veritas or any successor organization.

“Documentation Citizen” shall mean a corporation established under the laws of the United States or of a State thereof, whose president or other chief executive officer, by whatever title, and chairman of its board of directors are citizens of the United States, as well as any officers authorized to act in their absence or disability, and no more of its directors are non-citizens than a minority of the number necessary to constitute a quorum.

“Dollars” shall mean any coin or currency which at the time of payment is legal tender for the payment of public and private debts in the United States, and shall be represented by the sign “$”.

“Early Purchase Amount” with respect to a Vessel shall mean the percentage of Lessor’s Cost of such Vessel set forth opposite the name of such Vessel under the column entitled “EBO%” on Schedule C to the applicable Demise Charter.

“Early Termination Date” shall mean December 30, 2007.

“Environmental Claim” shall mean any administrative, regulatory or judicial suit, proceeding, action, judgment, notice of violation, claim, demand, abatement order, direction, investigation, litigation or any other proceeding by any governmental authority or any other Person, based on any Environmental Law or any violation thereof, for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to environmental or natural resources, reimbursement of environmental cleanup costs, nuisance, pollution, contamination, fines, penalties, restrictions, attorneys’ fees, health effects, monitoring or any other adverse effects on the environment.

“Environmental Law” shall mean any applicable foreign, federal, state or local statute, law (including common law), ordinance, rule, regulation, order (whether voluntary or not) relating to the environment, natural resources, or human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act, also known as the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (U.S.C.

§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any analogous state or local law, as such laws have been or will be amended or supplemented now or in the future, and expressly including any additional law (including common law), ordinance, rule, or regulation relating to the environment, natural resources, or human health and safety which may be enacted, pronounced or promulgated in the future.

“Environmental Lien” shall have the meaning set forth in Article 18(a) of each Demise Charter.

“Event of Default” shall mean any of the Events of Default specified in Article 15(a) of the respective Demise Charters.

“Event of Loss” shall mean any of the following events occurring during the Charter Period: (i) the actual or constructive total loss of any Vessel, which shall include damages to an extent determined in good faith by the applicable Charterer, and accepted by such Vessel’s underwriter, to make repairs uneconomical or to render such Vessel unfit for normal use or the compromised or agreed total loss (as determined in accordance with such Vessel’s Policies of Insurance) of such Vessel during the Charter Period (even though such Charterer shall have been deprived of, or limited in, the use of such Vessel in any respect at the time of such loss by reason of any act or omission of Shipowner), (ii) the requisition of the title to or other compulsory acquisition of any of the Vessels otherwise than by a requisition for use of the Vessels as described in Article 12 of the respective Demise Charter, or the capture, seizure, arrest (other than by reason of a claim, the failure of the applicable Charterer to discharge which, would constitute an Event of Default under the applicable Demise Charter), detention by the operation of political or executive act or confiscation of any Vessel by any government or Persons acting or purporting to act on behalf of any government unless such Vessel be released and restored to Shipowner or the applicable Charterer, as the case may be, from such requisition, capture, seizure, arrest, detention or confiscation within ninety (90) days after the occurrence thereof, or (iii) the imposition, by governmental action, change in applicable law or change in the applicable requirements of the USCG or the Classification Society, of the obligation to make Modifications to a Vessel that (A) cost more than the Value Threshold, and (B) in the reasonable good faith judgment of such Charterer would be uneconomical solely as a consequence of the age and type of the Vessel; provided that such Charterer as a result of such determination of economic obsolescence ceases operation of such Vessel and sells such Vessel for scrap or otherwise (in an arm’s length transaction to a non-Affiliate of such Charterer). An Event of Loss shall be deemed to have occurred (x) in the event of an actual total loss of any of the Vessels, on the date of such loss; (y) in the event of a constructive total loss or in the case of a compromised or agreed total loss, on the date agreed upon by the underwriter; or on such ninetieth (90th) day in the case of such a requisition, capture, seizure, arrest, detention or confiscation; or (z) upon the date of sale in the case of economic obsolescence under clause (iii) above.

“Excluded Cargoes” with respect to any Vessel shall mean cargoes that are (i) Hazardous Materials, and (ii) either (A) are excluded from or would invalidate applicable insurance carried, or required by the applicable Demise Charter to be carried, with respect to such Vessel and its operations, (B) are not permitted by such Vessel’s certificate of inspection, or (C) are liquid cargoes (including, but not limited to, petroleum, petroleum products and chemicals).

“Fair Market Bareboat Charter Value” and “Fair Market Sales Value” shall mean, respectively, the fair market value which would be realized by the owner of the Vessels for a bareboat charter or upon a sale of the Vessels, determined by the Appraisal Procedure. For purposes of each Demise Charter, fair market value shall be determined on the basis of, and shall be equal in amount to, the value which would be obtained in an arm’s length transaction between an informed and willing charterer or buyer, as the case may be, of the Vessels for use as U.S. flag vessels eligible to engage in the coastwise trade of the United States (other than a charterer or buyer currently in possession) and an informed and willing lessor or seller under no compulsion to charter or sell and, in such determination, any costs of removal from the location(s) of current use shall not be a deduction from fair market value, provided, however, that the determinations of Fair Market Bareboat Charter Value and Fair Market Sales Value for purposes of Articles 15 and 16 of each Demise Charter shall be based upon the actual condition of the Vessels at the time of such determination and shall take into account any legal impediments to the prompt sale or chartering of such Vessels.

“Federal Bankruptcy Code” shall mean the United States Bankruptcy Code, Title 11 United States Code, as amended.

“Fees, Taxes and/or Other Charges” shall mean any and all fees (including, without limitation, documentation, license and registration fees) and any and all taxes (including, without limitation, income, gross receipts, franchise, sales, use, personal property (tangible or intangible), stamp and interest equalization taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, together with any and all penalties, fines or interest thereon.

“Five-Year Reference Rate” shall mean 2.93%.

“Five-Year Treasury Rate” shall mean the Treasury Constant Maturity rate for a five-year period, as published in the Selected Interest Rates table of Federal Reserve statistical release H.15(519) (or similar successor publication) (i) in the case of the calculation of the Remaining Rental Factor as of the Early Termination Date, as in effect thirty (30) days prior to the Early Termination Date, and (ii) in the case of the calculation of the Remaining Rental Factor as of the Second Reset Date, as in effect thirty (30) days prior to the Second Reset Date.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States, consistently applied.

“Guarantee” shall mean that certain Guarantee Agreement entered into between the Guarantors and Shipowner dated the Closing Date.

“Guaranteed Agreement” and “Guaranteed Agreements” shall have the meanings set forth in the second recital of the Guarantee.

“Guaranteed Obligation” and “Guaranteed Obligations” shall have the meanings set forth in Section 1.1 of the Guarantee.

“Guaranteed Party” and “Guaranteed Parties” shall have the meaning set forth in the third recital of the Guarantee.

“Guarantors” shall mean each of TECO Energy and TECO Transport.

“Hazardous Material” shall mean any material or substance that, whether by its nature or use, is at any time subject to regulation, or for which liability is imposed, under any Environmental Law or other applicable legal requirements, including without limitation crude petroleum, any petroleum products (whether or not refined or otherwise processed), asbestos, flammables, volatile hydrocarbons, industrial solvents, explosive or radioactive materials, hazardous wastes, toxic substances or related materials.

“Indebtedness” shall mean with respect to any Person, without duplication, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by sixty (60) days or more or are being contested in good faith), (e) interest accrued after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (f) the maximum fixed redemption or repurchase price of preferred stock of such Person at the time of determination, (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. Any reference in this definition to indebtedness shall be deemed to include any renewals, extensions, refundings, amendments and modifications to any such indebtedness or any indebtedness issued in exchange for such indebtedness.

“Indemnified Persons” shall mean the Trust Company, in its individual capacity and as Trustee, the Trust, Owner Participant, and their respective Affiliates, officers, directors, agents, servants, employees, and each of their respective successors and assigns.

“Initial Owner Participant” shall mean General Electric Capital Corporation, a Delaware corporation.

“Institute Warranties and Clauses” shall mean the trading warranty clauses in general use and promulgated by the American Institute of Marine Underwriters or the Institute of London Underwriters or other underwriters approved in accordance with the provisions of Article 9 of each Demise Charter, whichever is applicable with respect to the United States placed or foreign placed hull insurance.

“Insurances Assignment(s)” shall mean each of the TBL Insurances Assignment and the TOS Insurances Assignment.

“Legally Eligible Designee” shall mean a Person which at the time in question is permitted by applicable United States laws and regulations to purchase and take title to the Vessels.

“Lessor’s Cost” shall mean with respect to each Vessel the fair market value of such Vessel as determined by the Appraiser, as set forth on Schedule 2 to the Agreement.

“Liens” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capitalized lease having substantially the same economic effect as any of the foregoing), or rights of others.

“MACRS Vessels” shall mean all Vessels other than the ADR Vessels.

“Maritime Citizen” shall mean any Person who either (i) is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 App. U.S.C. § 802, for the purpose of engaging in coastwise trade, or (ii) is a Documentation Citizen which is, or whose parent entity is, or whose parent entity has a subsidiary which is, primarily engaged in leasing or financing transactions within the meaning of 46 U.S.C. § 12106(e)(1)(B).

“Material Adverse Effect” shall mean any event or circumstance which (a) constitutes or would result in an Event of Default, or (b) materially and adversely affects (i) the assets, liabilities, financial condition or operations of an Obligor, or, if applicable, an Obligor and its Subsidiaries taken as a whole, (ii) the ability of an Obligor to perform its obligations under the Transaction Documents to which it is a party, or (iii) the condition, value, utility or operation of, or title to, any Vessel.

“Modification” shall mean any improvement, modification, alteration or addition to any Vessel.

“Non-Severable Modification” shall mean, with respect to any Vessel, any Modification that is not a Severable Modification.

“Notice” shall mean any written notice given by one Person to any other Person or Persons in the applicable manner set forth in the notice provisions of any applicable Transaction Document.

“Obligations” shall mean the joint and/or several obligations of the Obligors under, pursuant or relating to, the Transaction Documents.

“Obligors” shall mean the Charterers and the Guarantors.

“Officer’s Certificate” shall mean, when used with respect to any corporation, a certificate signed by the chairman of the board, the managing director, any director, the president, any vice president, the secretary, or the treasurer of such corporation.

“Opinion of Counsel” shall mean the opinion of counsel to the Charterers and the Guarantors addressing the matters described in Exhibit A to the Agreement.

“Option Closing Date” shall have the meaning set forth in Article 10(h) of each Demise Charter.

“Other Charter” shall mean any bareboat charter, bareboat subcharter, voyage, space or time charter entered into with respect to any Vessel, other than the Demise Charters.

“Other Interested Persons” shall mean, for purposes of any policies of insurance required to be maintained on or with respect to the Vessel, (1) Owner Participant, (2) Trust Company, and (3) any other permitted charterer (individually, an “Other Interested Person”).

“Owner Participant” (i) as of the Closing Date shall mean the Initial Owner Participant, and (ii) at any time thereafter shall mean the Initial Owner Participant and each transferee of all or any portion of the right, title and interest of the Initial Owner Participant pursuant to Section 11.1 of the Trust Agreement, as their interests may appear.

“Parts” shall mean appliances, parts, instruments, appurtenances, accessories and equipment of whatever nature, whether or not constituting Modifications.

“Per Diem Rate” (i) in the case of the PAT CANTRELL shall mean a per diem rate of 1/360th of the annual amount of Basic Hire at the Basic Hire rate then in effect, and (ii) with respect to each other Vessel, shall mean a per diem rate of 1/90th of the quarterly payment of Basic Hire at the Basic Hire rate then in effect.

“Permitted Liens” shall mean (1) liens for crew’s wages and salvage (including contract salvage), general average and damages arising out of maritime torts which are either unclaimed or covered by insurance, (2) liens incident to current operations and not more than thirty (30) days past due unless same is being contested in good faith by the applicable Charterer by appropriate proceedings being diligently pursued and such Charterer has set aside adequate reserves in accordance with GAAP with respect to same, (3) liens for wages of stevedores when employed directly by the Vessels, the applicable Charterer, or the master(s) of the Vessels, (4) liens covered by insurance and any deductible applicable thereto, (5) the Demise Charter Assignments and the Insurances Assignments, (6) liens for repairs or for changes made in the Vessels to comply with law, and as applicable to TECO Ocean only, liens for repairs or for changes made in the Vessels to comply with the requirements of the Vessels’ classification society in order to maintain their class as required by Article 4 of the TOS Charter, or in accordance with Article 6 of the TOS Charter, provided that any liens permitted by this clause shall be discharged in the ordinary course of business of the applicable Charterer and in any event shall secure claims not more than thirty (30) days past due unless same is being contested in good faith by such Charterer by appropriate proceedings being diligently pursued and such Charterer has set aside adequate reserves in accordance with GAAP with respect to same and the failure to satisfy such claim is not likely to result in the imminent sale, loss or forfeiture of any Vessel, and (7) the encumbrances, if any, constituted by the Demise Charter.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plans and Specifications” shall mean the plans and specifications for the applicable Vessels furnished by the applicable Seller to Owner Participant.

“Policies of Insurance” and “Policies” shall mean all cover notes, binders, policies of insurance and certificates of entry in protection and indemnity associations, clubs or syndicates with respect to the Vessels including all endorsements and riders to any thereof.

“Prime Rate” shall mean the interest rate published from time to time by The Wall Street Journal as the prime rate.

“Redelivery” shall mean redelivery of the Vessels by the applicable Charterer to Shipowner upon the termination of the applicable Charter Period free and clear of all liens, encumbrances and rights of others for which such Charterer is responsible under the terms of the applicable Demise Charter and in all respects in the condition required by such Demise Charter, and the term “Redelivered” shall have a meaning correlative to the foregoing. The term “Redelivery” shall include retaking of the Vessels in accordance with Article 15(b)(i) of each Demise Charter.

“Remaining Rental Factor” shall mean the Base Rental Factor adjusted (upward or downward) by the applicable Adjustment Factor.

“Request” shall mean a written request to a Person for the action therein specified, signed when made by any Person by the chairman of the board, the president, any vice president, the secretary, or the treasurer of such Person.

“Responsible Officer” shall mean with respect to the Owner Participant, any vice president, the secretary, or treasurer of the Capital Funding Group of the Owner Participant, and with respect to the Trust Company or the Trustee, any officer in its corporate trust administration department.

“Second Reset Date” shall mean December 30, 2012.

“Seller(s)” as used in the Agreement, shall mean each of TECO Barge Lines and TECO Ocean, as owners (prior to the Closing Date) and sellers of the Vessels. As used in the TBL Charter, “Seller” shall mean TECO Barge Line. As used in the TOS Charter, “Seller” shall mean TECO Ocean.

“Severable Modification” shall mean any Modification (i) the cost of which was not included in Lessor’s Cost, and (ii) that can be readily removed from any of the Vessels (or any part thereof) without causing damage to or diminishment of the value, utility or remaining useful life of such Vessel.

“Shipowner” shall mean the Trust, acting by and through the Trust Company, not in its individual capacity but solely as Trustee under the Trust Agreement, together with its permitted successors and assigns.

“Shipowner’s Liens” shall mean Liens arising solely as the result of Owner Participant’s, the Trust Company’s or Shipowner’s acts or omissions (other than acts or omissions for which Shipowner, Trust Company or Owner Participant are indemnified pursuant to the terms of the Transaction Documents) or of claims or demands against Owner Participant, Trust Company or Shipowner unrelated to (i) Shipowner’s ownership of the Vessels, (ii) the administration of the Trust Estate, or (iii) the transactions contemplated by the Transaction Documents.

“Shipping Act” shall mean the Shipping Act, 1916, as at any time amended, Title 46, United States Code, § 801 et seq., or any successor statute thereto.

“Stipulated Loss Value” (i) with respect to any ADR Vessel shall mean at any date during the Term, if such date is a Basic Hire Payment Date, the amount determined by multiplying Lessor’s Cost for such Vessel times the percentage set forth opposite such date under the heading “Stipulated Loss Value” on Schedule B-1 to the TBL Charter and if such date is not a Basic Hire Payment Date the percentage set forth opposite the date next preceding such date under the heading “Stipulated Loss Value” on such Schedule B-1, (ii) with respect to the PAT CANTRELL shall mean at any date during the Term, if such date is a Basic Hire Payment Date, the amount determined by multiplying Lessor’s Cost for such Vessel times the percentage set forth opposite such date under the heading “Stipulated Loss Value” on Schedule B-1 to the TOS Charter and if such date is not a Basic Hire Payment Date the percentage set forth opposite the date next preceding such date under the heading “Stipulated Loss Value” on such Schedule B-1, and (iii) with respect to any MCRS Vessel other than the PAT CANTRELL shall mean at any date during the Term, if such date is a Basic Hire Payment Date, the amount determined by multiplying Lessor’s Cost for such Vessel times the percentage set forth opposite such date under the heading “Stipulated Loss Value” on Schedule B-2 to the applicable Demise Charter and if such date is not a Basic Hire

Payment Date the percentage set forth opposite the date next preceding such date under the heading “Stipulated Loss Value” on such Schedule B-2; plus in each case interest at the Default Rate on such amount from such date to the date of payment of Stipulated Loss Value (and each reference in each Demise Charter to Stipulated Loss Value calculated as of a particular date shall be deemed to include such interest factor to the date of payment).

“Subsidiary” shall mean any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding voting stock or shall otherwise have a majority interest therein.

“Supplemental Hire” shall mean all amounts at any time payable to Shipowner under or pursuant to the terms of each Demise Charter other than Basic Hire, including, without limitation, interest on late payments, payments on accounts of indemnities, legal fees, expenses of investigation, out-of-pocket expenses, the fees and expenses of the Trust Company, and all other amounts of whatsoever kind and nature payable under, pursuant to, or by reason of each Demise Charter or any provision thereof, but excluding Basic Hire.

“Tangible Net Worth” for any Person, shall mean the shareholder’s equity of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Tax Indemnity Agreement(s)” shall mean each of the TBL Tax Indemnity Agreement and the TOS Tax Indemnity Agreement.

“Taxes” shall have the meaning set forth in Article 17 of each Demise Charter.

“TBL Charter” shall mean that certain demise charter between Shipowner and TECO Barge Line providing for the demise charter by TECO Barge Line from Shipowner of certain brown water Vessels, as originally executed or as modified, amended or supplemented in accordance with the applicable provisions thereof.

“TBL Demise Charter Assignment” shall mean the General Assignment of Freights, Charters and Hires from TECO Barge Line to Shipowner.

“TBL Insurances Assignment” shall mean that certain Assignment of Insurances whereby TECO Barge Line assigns to Shipowner all of its right, title and interest in, to, and under, all Policies of Insurance.

“TBL Tax Indemnity Agreement” shall mean the Tax Indemnity Agreement dated as of December 30, 2002 between TECO Barge Line and Owner Participant.

“TECO Barge Line” shall mean TECO Barge Line, Inc., a Florida corporation.

“TECO Energy” shall mean TECO Energy, Inc., a Florida corporation.

“TECO Ocean” shall mean TECO Ocean Shipping, Inc., a Florida corporation.

“TECO Transport” shall mean TECO Transport Corporation, a Florida corporation.

“Term” shall mean with respect to each Demise Charter a period commencing with the Closing Date, and ending on the twelfth (12th) anniversary of the Closing Date, or, if the Charterers have exercised the options to renew in Article 16 of the Demise Charters, on the last day of such renewal term, provided, however, that the Term under a Demise Charter shall end prior to said day in the event of a termination thereof in accordance with Articles 10, 11 or 15 of such Demise Charter.

“TOS Charter” shall mean that certain demise charter between Shipowner and TECO Ocean providing for the demise charter by TECO Ocean from Shipowner of certain blue water Vessels, as originally executed or as modified, amended or supplemented in accordance with the applicable provisions thereof.

“TOS Demise Charter Assignment” shall mean the General Assignment of Freights, Charters and Hires from TECO Ocean to Shipowner.

“TOS Insurances Assignment” shall mean that certain Assignment of Insurances whereby TECO Ocean assigns to Shipowner all of its right, title and interest in, to, and under, all Policies of Insurance.

“TOS Tax Indemnity Agreement” shall mean the Tax Indemnity Agreement dated as of December 30, 2002 between TECO Ocean and Owner Participant.

“Transaction Costs” shall have the meaning set forth in Section 7.1 of the Agreement.

“Transaction Documents” shall mean the Agreement, the TBL Charter, the TOS Charter, the Guarantee, the Tax Indemnity Agreements, the Assignments, the Certificates of Delivery and Acceptance, the Bills of Sale, including any and all schedules and exhibits thereto, and all other certificates, affidavits, applications, agreements, writings and documents in any way pertaining to any of the transactions referred to in the foregoing enumerated documents, and “Transaction Document” shall mean any of the foregoing.

“Transaction Event of Default” shall mean any of the “Transaction Events of Default” specified in Section 6.1 of the Agreement

“Trust” shall mean TTC Trust, Ltd., a Connecticut statutory trust created by and existing pursuant to the Trust Agreement.

“Trust Agreement” shall mean the Amended and Restated Trust Agreement dated as of December 30, 2002, between Owner Participant and the Trust Company.

“Trust Company” shall mean State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity.

“Trust Estate” shall have the meaning assigned to that term in the Trust Agreement.

“Trustee” shall mean the Trust Company, not in its individual capacity but solely as trustee of the Trust.

“USC” shall mean the United States Code.

“USCG” shall mean the United States Coast Guard, Department of Transportation, or any successor agency thereto.

“Value Threshold” shall mean (i) with respect to all brown water barges, $50,000.00, (ii) with respect to the AMY C, twenty percent (20%) of Lessor’s Cost of such Vessel, and (iii) with respect to all other Vessels, ten percent (10%) of Lessor’s Cost of such Vessel.

“Vessels” or “Vessel” shall mean (a) as used in the TBL Charter the following United States flag dry-bulk cargo, brown water marine transportation vessels:

VESSEL	OFFICIAL NUMBER
MST 557	1074477
MST 558	1074478
MST 559	1074479
MST 560	1074480
MST 561	1074481
MST 562	1074482
MST 563	1074483
MST 564	1074484
MST 565	1074485
MST 566	1074486
MST 567	1074487
MST 568	1074488
MST 569	1074489
MST 570	1074490
MST 571	1074491
MST 572	1074492
MST 573	1074493
MST 574	1074494
MST 575	1074495
MST 576	1074496
MST 577	1074497
MST 578	1074498
MST 579	1074499
MST 580	1074500
MST 581	1074501
MST 582	1074502
MST 766B	1042003
MST 767B	1042004
MST 768B	1042006
MST 769B	1042007
MST 770B	1042008
MST 771B	1042009
MST 772B	1042010
MST 900	994991
MST 901	994992

VESSEL	OFFICIAL NUMBER
MST 902	994993
MST 903	994994
MST 904	994995
MST 905	994996
MST 906	994997
MST 907	994998
MST 908B	994999
MST 909B	995000
MST 910B	995001
MST 911B	995002
MST 912B	995003
MST 913B	995004
MST 914B	995005
MST 915B	995006
ELEANOR GORDON	538801
GIRLIE KNIGHT	521420
MARTHA LYNN	504678
DIANE OAK	569359
AMY C	685578

(b) as used in the TOS Charter the following United States flag dry-bulk cargo, blue water marine transportation vessels:

VESSEL	OFFICIAL NUMBER
BEVERLY ANDERSON	646729
PAT CANTRELL	667454

or each or any such vessel as the context may require, and in each case shall include, subject to Sections 5(c), 6(b) and 6(c) of each Demise Charter, all of their engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, gear, furnishings, appliances, fittings and spare and replacement parts and all other appurtenances to said vessels appertaining or belonging, whether now owned or hereafter acquired, whether on board or not on board, and also any and all additions, improvements and replacements hereafter made in or to said vessels or any part thereof, including all items and appurtenances as aforesaid. If the applicable Demise Charter terminates with respect to any such vessel upon the occurrence of an Event of Loss and payment to Shipowner of all amounts due with respect to such vessel as a result of such Event of Loss pursuant to Article 11(a) of such Demise Charter, such vessel shall thereafter be excluded from the definition of “Vessels” or “Vessel”, as the case may be. As used in the Agreement, “Vessels” or “Vessel” shall mean any or all of the foregoing vessels and other property described in subsections (a) and (b) of this definition, as the context requires.

SCHEDULE 1

Sellers’ Payment Instructions

SCHEDULE 2

Lessor’s Cost

Vessel Name	Lessor’s Cost per Vessel	Aggregate Lessor’s Cost
GIRLIE KNIGHT	$5,100,000.00	$5,100,000.00

ELEANOR GORDON	$5,500,000.00	$5,500,000.00

MARTHA LYNN	$6,600,000.00	$6,600,000.00

DIANE OAK	$5,400,000.00	$5,400,000.00

AMY C.	$2,200,000.00	$2,200,000.00

MST 557 - MST 582 (26 barges)	$211,538.46	$5,500,000.00

MST 766B - MST 772B (7 barges)	$188,650.00	$1,320,550.00

MST 900 - MST 907 and MST 908B - MST 915B (16 barges)	$481,250.00	$7,700,000.00

PAT CANTRELL	$12,750,000.00	$12,750,000.00

BEVERLY ANDERSON	$7,300,000.00	$7,300,000.00

EXHIBIT A-1

Form of Opinion of Sheila M. McDevitt,

In-House Counsel to the Charterers and Guarantors

EXHIBIT A-2

Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP,

Maritime Counsel to the Charterer

EXHIBIT A-3

Form of Opinion of Thompson Coburn LLP,

Special Maritime Counsel to Fleet Capital Corporation

EXHIBIT A-4

Form of Opinion of Shipman & Goodwin LLP,

Special Counsel to the Trust Company

December 30, 2002

TO THE PARTIES LISTED

ON SCHEDULE I HERETO

RE: TECO Energy, Inc./GECC 12/2002 Lease Financing

Ladies and Gentlemen:

We have acted as special counsel (i) State Street Bank and Trust Company of Connecticut, National Association, a national banking association, in its individual capacity (“State Street”) and as Trustee (the “Trustee”); and (ii) TTC Trust, Ltd. (the “Trust”), a Connecticut statutory trust formed pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”) dated as of December 30, 2002 between State Street and General Electric Capital Corporation (the “Owner Participant”) under the laws of the State of Connecticut, in connection with that certain Agreement to Acquire and Charter dated as of December 30, 2002 (the “Agreement to Acquire and Charter”) among the Trust, as Shipowner, the Owner Participant, TECO Ocean Shipping, Inc. and TECO Barge Line, Inc., each as Seller and Charterer and TECO Transport Corporation and TECO Energy, Inc., as Guarantors. This opinion is delivered pursuant to Section 3.1(d) of the Agreement to Acquire and Charter. Capitalized terms not otherwise defined herein shall have the meanings specified in, or defined by reference in or set forth in Schedule A to the Agreement to Acquire and Charter.

Our representation of State Street, the Trustee and the Trust has been as special counsel for the limited purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon (i) the representations and warranties of the parties set forth in the Transaction Documents (as defined below) and (ii) certificates delivered to us by the management of State Street and have assumed, with your permission, without independent inquiry, the accuracy of those representations, warranties and certificates.

We have examined the following documents to which State Street and the Trust is a party, each of which is dated the date hereof, unless otherwise noted:

(i)	the Agreement to Acquire and Charter;

(ii)	the Demise Charters;

(iv)	the Trust Agreement, and;

(v)	a Certificate of Legal Existence for the Trust obtained from the Secretary of the State of the State of Connecticut dated December 26, 2002 (the “Certificate of Legal Existence”).

We have also examined that certain Certificate of the Comptroller of the Currency relating to State Street, and originals, or copies, certified or otherwise identified to our satisfaction, of such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for the purposes of rendering this opinion. For purposes of our opinion rendered in paragraph 1 below, with respect to the authority of State Street to transact the business of banking and exercise trust powers, our opinion relies entirely upon and is limited by such Certificate of the Comptroller of the Currency, which is attached as Exhibit A. For purposes of our opinion rendered in paragraph 6 below, with respect to the legal existence of the Trust our opinion relies entirely upon and is limited by the Certificate of Legal Existence, which is’ attached hereto as Exhibit B.

We have assumed the genuineness of all signatures (other than those on behalf of State Street, the Trustee or the Trust), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street, the Trustee or the Trust).

When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyer in the firm who signed this opinion or the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates or in the preparation of this opinion.

Each opinion set forth below relating to the enforceability of any agreement or instrument against State Street, the Trustee is subject to the following general qualifications:

(i) as to any agreement to which State Street, the Trustee or the Trust is a party, we assume that such agreement is the binding obligation of each other party thereto (other than State Street, the Trustee or the Trust, as the case may be in the context of the opinion being rendered);

(ii) the enforceability of any obligation of State Street, the Trustee or the Trust, as the case may be in the context of the opinion being rendered, may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other similar laws affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(iii) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity).

Subject to the limitations set forth above, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited solely to the laws of the State of Connecticut and the federal laws of the United States of America governing the banking and trust powers of the Bank. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called “blue sky” laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by any law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Vessels.

With your permission, with respect to paragraph 8 below in connection with our opinion relating to the legality, validity and binding effect of the Transaction Documents to which the Trust is a party (other than the Trust Agreement, which by its terms is governed by the laws of the State of Connecticut), we have assumed that the laws of the State of New York are not materially different from the laws of the State of Connecticut.

Based upon the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	State Street is a national banking association, validly formed under the laws of the United States of America, is authorized to transact the business of banking under the laws of the United States of America and has the requisite banking and trust power and authority (a) to execute, deliver and perform its obligations under the Trustee Documents to which it is a party in its individual capacity and, (b) as Trustee, to execute, deliver and perform its obligations on behalf of the Trust under the Transaction Documents to which it is party.

2.	State Street has duly authorized, executed and delivered the Transaction Documents to which it is party.

3.	Neither the execution, delivery or performance by State Street or the Trustee, as the case may be, of the Transaction Documents, the consummation by State Street or the Trustee, as the case may be, of the transactions contemplated thereby, nor compliance by State Street or the Trustee, as the case may be, with any of the terms and provisions thereof, (a) requires any approval of its stockholders, or, to the best of our knowledge, any consent or approval of or the giving of notice to any holders of any indebtedness or obligations (or any trustees for such holders) of it known to us, (b) violates its articles of association or bylaws, or, to the best of our knowledge, contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any lien (other than as permitted under the Transaction Documents) upon its property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case known to us, to which it is a party or by which it is bound or ( c)

violates any applicable State or United States law governing the banking or trust powers of State Street or the Trustee, as the case may be, or, to the best of our knowledge, any judgment or order of any court or other tribunal, in each case known to us, applicable to or binding on it.

4.	No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any State or United States governmental authority regulating the. banking or trust powers of State Street or the Trustee, as the case may be, is required for the execution, delivery, validity or performance of, or the carrying out by, State Street or the Trustee, as the case may be, of any of the transactions contemplated by the Transaction Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

5.	To our knowledge, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, there is no material action, suit or proceeding pending or overtly threatened in writing against or affecting State Street or the Trustee, as the case may be, before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could reasonably be expected to affect materially and adversely the ability of State Street or the Trustee to enter into and perform its obligations under the Transaction Documents.

6.	The Trust has been duly formed and is validly existing as a statutory trust under the Connecticut Statutory Trust Act, Chapter 615 of Title 34 of the Connecticut General Statutes, Section 500, et seq. (the “Act”).

7.	The Trust Agreement and the Agreement to Acquire and Charter each constitutes the valid and binding obligation of State Street, enforceable against State Street in accordance with the terms thereof.

8.	The Trustee is duly authorized under the Trust Agreement to execute, deliver and perform, on behalf of the Trust, each of the Transaction Documents to which the Trust is a party. The Trustee has duly authorized, executed and delivered, on behalf of the Trust, each of the Transaction Documents to which the Trust is a party and each of the Transaction Documents to which the Trust is a party constitutes the valid and binding obligation of the Trust, enforceable against the Trust in accordance with the terms thereof.

9.	Neither the execution, delivery or performance by the Trust of the Transaction Documents, the consummation by the Trust of the transactions contemplated thereby, nor compliance by the Trust with any of the terms and provisions thereof, (a) violates the Trust Agreement, or, to the best of our knowledge, contravenes or will contravene any provision of, or constitutes a default under, or results in any breach of, or results in the creation of any lien (other than as permitted under the Transaction Documents) upon property of the Trust under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, license or other agreement or instrument, in each case known to us, to which it is a party or by which it is bound or (b) violates any applicable Connecticut law governing the Trust, or, to the best of our knowledge, any judgment or order of any court or other tribunal, in each case known to us, applicable to or binding on it.

10.	No consent, approval, order or authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Connecticut governmental authority regulating the Trust is required for the execution, delivery, validity or performance of, or the carrying out by, the Trust of any of the transactions contemplated by the Transaction Documents, other than any such consent, approval, order, authorization, registration, notice or action as has been duly obtained, given or taken.

This opinion is rendered solely for the benefit of those institutions listed on Schedule I hereto and their successors and assigns in connection with the transactions contemplated by the Transaction Documents and may not be used or relied upon by any other person or for any other purpose.

SCHEDULE I

State Street Bank and Trust Company of Connecticut, National Association

TTC Trust, Ltd., a Connecticut Statutory Trust

General Electric Capital Corporation

TECO Ocean Shipping, Inc.

TECO Barge Line, Inc.

TECO Transport Corporation

TECO Energy, Inc.

EXHIBIT B

Form of Certificate of Delivery and Acceptance